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EXHIBIT 4.13

                                    AMENDMENT
                                     TO THE
              CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
             PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF
                         MARKETING WORLDWIDE CORPORATION

FIRST: The undersigned, being the Chief Executive Officer of Marketing Worldwide Corporation, a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and the written consent of the holder of all of the Series A Convertible Preferred Stock under Section 228 of the General Corporation Law of the State of Delaware, the following resolutions modifying the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (the "Certificate of Designation") were duly adopted on July 10, 2008:

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

WHEREAS, the Board of Directors of the Company, pursuant to the authority expressly vested in it, had previously adopted resolutions creating the Series A Convertible Preferred Stock, which resolutions were incorporated into the Certificate of Designation filed with the Secretary of State of the State of Delaware on or about April 20, 2007;

RESOLVED, that Section 7 of the Certificate of Designation is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

      "CONVERSION RESTRICTION. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock; PROVIDED, HOWEVER, that upon a holder of Series A Preferred Stock providing the Company with sixty-one (61) days notice (the "WAIVER NOTICE") that such holder would like to waive SECTION 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this


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SECTION 7 will be of no force or effect with regard to those shares of Series A
Preferred Stock referenced in the Waiver Notice."

      IN WITNESS WHEREOF, Marketing Worldwide Corporation has caused this Amendment to be signed by its Chief Executive Officer on this 10th day of July, 2008.


                                            MARKETING WORLDWIDE CORPORATION

                                            /s/ Michael Winzkowski

                                            Name: Michael Winzkowski
                                            Title: Chief Executive Officer